Exhibit 99.1

FOR INFORMATION CONTACT:

Spencer Sias (650) 424-5782

spencer.sias@varian.com

Howard Goldman (801) 978-5274

howard.goldman@varian.com

For Immediate Release:

Varian Medical Systems Announces that Planned Separation of its Imaging Components Business will include an Approximate $200 Million Cash Transfer to Varian

PALO ALTO, Calif., December 7, 2016 – Varian Medical Systems (NYSE:VAR) today announced an update to its previously announced plans to separate its Imaging Components business. The separation is intended to be executed via a tax-free distribution to Varian stockholders of common stock in Varex Imaging Corporation, a new stand-alone public company that will hold the Imaging Components business. As part of the separation, which is now expected to be executed by the end of January 2017, Varian will receive an approximate $200 million cash transfer from Varex Imaging immediately prior to the stock distribution. Varex Imaging will borrow approximately $200 million to fund this cash transfer.

“The Imaging Components business has gained momentum since last May when we announced the planned separation and we now believe that Varex can support this modest change in its planned capital structure,” said Dow Wilson, CEO of Varian Medical Systems. “The cash transfer from Varex Imaging provides Varian with the means to reduce debt and conduct further share repurchases. It also positions us to execute our long term strategy, including supporting future strategic acquisitions.”

The separation is intended to enable Varian to focus on expanding its position as a global cancer company with leading technology and services and empower Varex Imaging to expand its product portfolio and grow as a global leader in components, software and services for medical and industrial imaging applications. The separation is expected to allow each of Varian and Varex Imaging to concentrate solely on their respective operations, providing greater flexibility to invest capital in their respective businesses and to provide a sharper focus on the unique needs of customers in each industry.

Varex Imaging

Varex Imaging will be a high-volume manufacturer of X-ray tubes, flat panel detectors and high-voltage connectors as well as a supplier of imaging software and specialized accelerators for high-energy x-ray imaging. It is expected to have annual revenues in excess of $600 million and approximately 1,400 employees around the world. Varex management will include Sunny Sanyal, current president of Varian’s Imaging Components business, as the Chief Executive Officer, and Clarence Verhoef, current Varian Corporate Controller, as Chief Financial Officer. Additional information on this business is available at www.varian.com/investor.

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Varian Updates Plans for Separation of Imaging Components Business	Page 2

Varian Medical Systems

Upon completion of the separation, Varian will continue to operate its businesses in radiation oncology and proton therapy. These businesses provide hospitals, clinics and healthcare systems around the world with equipment, software and services for radiotherapy, radiosurgery, brachytherapy and proton therapy. Varian will have approximately $2.5 billion in annual revenues and about 6,400 employees around the globe.

Transaction Details

The planned separation is subject to certain conditions, including final approval by the Varian Board of Directors, effectiveness of a Registration Statement Form 10 that has been filed with the Securities and Exchange Commission, and receipt of an opinion of counsel regarding the U.S. federal income tax treatment of the spin-off. There can be no assurance regarding the ultimate timing of the proposed separation or that the separation will be completed. J.P. Morgan Securities LLC and Wachtell, Lipton, Rosen & Katz are acting as the respective financial and legal advisors to Varian in connection with the separation.

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Varian Medical Systems, Inc., of Palo Alto, California, focuses energy on saving lives by equipping the world with advanced technology for fighting cancer and for X-ray imaging.  The company is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiation. The company provides comprehensive solutions for radiotherapy, radiosurgery, proton therapy and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is also a premier supplier of X-ray imaging components, including tubes, digital detectors, cables and connectors as well as image processing software and workstations for use in medical and industrial settings, as well as for security and non-destructive testing.  Varian Medical Systems employs approximately 7,700 people who are located at manufacturing sites in North America, Europe, and China and sales and support offices around the world.  For more information, visit http://www.varian.com or follow us on Twitter.

Forward-Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry or market outlook, including growth drivers; the company’s future orders, revenues, or earnings growth or other financial results; and any statements using the terms “anticipate,” “believe,” “expect,” “plan,” “should,” “will,” “prospects,” “estimated” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the ability to complete the planned spin-off on the anticipated timing, or at all; global economic conditions; currency exchange rates and tax rates; the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further healthcare reforms (including changes to Medicare and Medicaid), and/or changes in second-party reimbursement levels; demand for and delays in delivery of the company’s products; the company’s ability to develop, commercialize and deploy new products; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements, regulations or procedures; changes in regulatory environments; the impact of reduced or limited demand by purchasers of certain X-ray products; challenges associated with commercializing the company’s particle therapy business; challenges to public tender awards and the loss of such awards or other orders; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the company’s assessment of the goodwill associated with its particle therapy business; the potential loss of key distributors or key personnel; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.